Exhibit 99.1

FOR IMMEDIATE RELEASE

ESM Acquisition Corporation Announces Pricing of

$300,000,000 Initial Public Offering

HOUSTON, TX, March 9, 2021 — ESM Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 30,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “ESM.U” beginning on March 10, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “ESM” and “ESM WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is led by Chairman John Raymond, co-founder and CEO of private equity firm The Energy & Minerals Group (“EMG”), and CEO and Director Sir Michael Davis, Chairman of Vision Blue Resources, Ltd. and former CEO of Xstrata, one of the world’s largest global diversified mining and metals companies. John Calvert, Co-Founder & President of EMG, serves as Vice Chairman of the Company and Jeffrey Ball, a Managing Director of EMG, is CFO of the Company. The Company intends to focus on a target business that is positioned to benefit from the global transition towards a low carbon economy, including but not limited to the shift away from fossil fuels, the light-weighting and electrification of vehicles and the reduction of carbon emissions from key industrial processes.

Credit Suisse is acting as the sole book-running manager. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

The registration statement relating to the securities became effective on March 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Jeffrey Ball, ESM Acquisition Corporation

JBall@emgtx.com